As filed with the Securities and Exchange Commission on July 23, 2018

Registration No. 333-207977

Registration No. 333-209089

Registration No. 333-214313

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-3 REGISTRATION STATEMENT NO. 333-207977

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-209089

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-214313

UNDER THE SECURITIES ACT OF 1933

RICE MIDSTREAM PARTNERS LP

(Exact Name of Registrant as specified in its charter)

Delaware	625 Liberty Avenue, Suite 1700, Pittsburgh, Pennsylvania 15222	47-1557755
(State or other jurisdiction of incorporation or organization)	(Address including zip code of Principal Executive Offices)	(I.R.S. Employer Identification No.)

Jeremiah J. Ashcroft III

President

625 Liberty Avenue, Suite 1700

Pittsburgh, Pennsylvania 15222

(412) 553-5700

(Name, address and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed public sale: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this Post-Effective Amendment) relates to the following Registration Statements on Form S-3 (collectively, the Registration Statements) filed by Rice Midstream Partners LP, a Delaware limited partnership (RMP), with the U.S. Securities and Exchange Commission (the Commission):

•                       Registration Statement No. 333-207977, filed with the Commission on Form S-1 on November 13, 2015, as amended by post-effective amendment on Form S-3 filed with the Commission on January 29, 2016, pertaining to the registration of 13,409,961 common units representing limited partner interests in RMP (Common Units) with an aggregate initial offering price not to exceed $189,549,798.74; and

•                       Registration Statement No. 333-209089, filed with the Commission on Form S-3 on January 22, 2016, pertaining to the registration of an indeterminate number of Common Units and an indeterminate number of other classes of units representing limited partner interests with an aggregate initial offering price not to exceed $1,000,000,000; and

•                       Registration Statement No. 333-214313, filed with the Commission on Form S-3 on October 28, 2016 and amended on December 13, 2016, pertaining to the registration of 20,930,233 Common Units with an aggregate initial offering price not to exceed $466,953,498.23.

On July 23, 2018, pursuant to the Agreement and Plan of Merger, dated as of April 25, 2018, by and among EQT Midstream Partners, LP (EQM), EQT Midstream Services, LLC, the general partner of EQM, EQM Acquisition Sub, LLC, a wholly owned subsidiary of EQM (Merger Sub), EQM GP Acquisition Sub, LLC, a wholly owned subsidiary of EQM, RMP, Rice Midstream Management LLC, the general partner of RMP, and, solely for purposes of certain provisions therein, EQT Corporation, Merger Sub merged with and into RMP (the Merger), with RMP surviving the Merger as a wholly owned subsidiary of EQM.

In connection with the Merger, RMP has terminated any and all offerings of RMP’s securities pursuant to the Registration Statements. Accordingly, RMP hereby terminates the effectiveness of each of the Registration Statements and, in accordance with an undertaking made by RMP in Part II of each Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, RMP hereby removes from registration any and all securities registered but which remain unsold under each Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on this 23rd day of July, 2018.

Rice Midstream Partners LP
By: Rice Midstream Management LLC, its General Partner

By:	/s/ Jeremiah J. Ashcroft III
Name:	Jeremiah J. Ashcroft III
Title:	President

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statements.